Exhibit 99.1

Array BioPharma and Pierre Fabre Announce COLUMBUS Phase 3 Study of Encorafenib plus Binimetinib For BRAF-Mutant Melanoma Met Primary Endpoint

-   Demonstrated statistically significant results with median PFS on combination of encorafenib plus binimetinib 14.9 months versus 7.3 months on vemurafenib -

-   Generally well-tolerated and safety profile overall consistent with prior encorafenib plus binimetinib clinical trial results -

-   Global regulatory submissions planned for 2017 -

BOULDER, Colo., Sept. 26, 2016 /PRNewswire/ -- Array BioPharma (Nasdaq: ARRY) and Pierre Fabre today jointly announced top-line results from Part 1 of the Phase 3 COLUMBUS (Combined LGX818 Used with MEK162 in BRAF Mutant Unresectable Skin Cancer) study evaluating LGX818 (encorafenib), a BRAF inhibitor, and MEK162 (binimetinib), a MEK inhibitor, in patients with BRAF-mutant advanced, unresectable or metastatic melanoma. The study met its primary endpoint, significantly improving progression free survival (PFS) compared with vemurafenib, a BRAF inhibitor, alone.

"The COLUMBUS Part 1 trial results demonstrate a robust PFS benefit associated with the combination of binimetinib plus encorafenib versus vemurafenib in patients with BRAF-mutant melanoma," said Ron Squarer, Chief Executive Officer, Array BioPharma. "We look forward to working with global regulatory authorities as they evaluate our planned submission."

In the analysis of the primary endpoint, the median PFS for patients treated with the combination of encorafenib plus binimetinib ("combination") was 14.9 months versus 7.3 months for patients treated with vemurafenib; HR (0.54), [95% CI 0.41-0.71], p<0.001. The combination was generally well-tolerated and reported adverse events were overall consistent with previous combination encorafenib plus binimetinib clinical trial results in BRAF-mutant melanoma patients.

"The preliminary results from Part 1 of COLUMBUS suggest that the combination of encorafenib plus binimetinib represents a potentially unique therapy for the BRAF-mutant melanoma population," said Keith T. Flaherty, M.D., Director of the Termeer Center for Targeted Therapy, Massachusetts General Hospital and Professor of Medicine, Harvard Medical School. "In addition to the robust activity observed in Part 1, the combination appeared to be generally well-tolerated."

Analysis of a secondary endpoint comparing the PFS of patients treated with combination to patients treated with encorafenib showed a median of 14.9 months versus 9.6 months with HR (0.75), [95% CI 0.56-1.00], p=0.051, which did not reach statistical significance. A complete analysis of these results will be provided to global regulatory authorities as part of planned submissions. In addition, data from Part 2 of the COLUMBUS trial are anticipated in mid 2017 and will also be provided to global health authorities as part of planned regulatory submissions for approval of these product candidates.

Further results from Part 1 of the COLUMBUS trial, including objective response rates, disease control rates, safety endpoints, exploratory analyses such as a Part 1 PFS comparison of encorafenib to vemurafenib and pre-specified subgroup analyses including outcomes in patients who received prior treatment with immunotherapy will be presented at an upcoming medical meeting. Analysis of the secondary endpoint of overall survival (OS) was not planned as part of these initial results.

Frédéric Duchesne, Chief Executive Officer Pharmaceutical Division, Pierre Fabre remarked, "We are very pleased with the COLUMBUS Part 1 results and look forward to the possibility that, if approved, the combination of encorafenib plus binimetinib could offer a new treatment option for patients suffering from this devastating disease."

About the Phase 3 COLUMBUS Study
The COLUMBUS trial, (NCT01909453), is a two-part, international, randomized, open label Phase 3 study evaluating the efficacy and safety of the combination of encorafenib plus binimetinib to vemurafenib and encorafenib monotherapy in 921 patients with locally advanced, unresectable or metastatic melanoma with BRAF V600 mutation. Prior immunotherapy treatment was allowed. Over 200 sites across North America, Europe, South America, Africa, Asia and Australia participated in the study. Patients were randomized into two parts:

  In Part 1, 577 patients were randomized 1:1:1 to receive the combination of 450mg encorafenib plus 45mg binimetinib, 300mg encorafenib alone, or 960mg vemurafenib alone. The primary endpoint for the COLUMBUS trial was a PFS comparison of the combination versus vemurafenib. PFS is determined based on tumor assessment (RECIST version 1.1 criteria) by a Blinded Independent Review Committee. Secondary endpoints include a comparison of the PFS of encorafenib monotherapy to that of the combination and a comparison of OS for the combination to that of vemurafenib alone.
  In Part 2, 344 patients were randomized 3:1 to receive 300mg encorafenib plus 45mg binimetinib or 300mg encorafenib alone. Part 2 is designed to provide additional data to help evaluate the contribution of binimetinib to the combination. While formal statistical analysis of Part 2 is only planned if both the comparison of PFS between combination versus vemurafenib and the combination versus encorafenib achieve statistical significance in Part 1, data from Part 2 are anticipated in mid 2017 and will be provided to global health authorities as part of planned regulatory submissions in 2017.

Binimetinib and encorafenib are investigational medicines and are not currently approved in any country.

Array BioPharma Conference Call Information
Array will hold a conference call on Monday, September 26, 2016 at 9:00 a.m. Eastern Time to discuss these results.

Date:	Monday, September 26, 2016
Time:	9:00 a.m. Eastern Time
Toll-Free:	(844) 464-3927
Toll:	(765) 507-2598
Pass Code:	88687420
Webcast, including Replay and Conference Call Slides: http://edge.media-server.com/m/p/f2gpqhkz

About BRAF-Mutant Melanoma
Melanoma is the fifth most common cancer among men and the seventh most common cancer among women in the United States, with more than 76,000 new cases and over 10,000 deaths from the disease expected in 2016. Novel therapies that target the RAS/RAF/MEK/ERK pathway have a strong scientific rationale for activity in this disease, as up to 50 percent of patients with metastatic melanoma have activating BRAF mutations, the most common gene mutation in this patient population. Current marketed MEK/BRAF combination agents have a run rate forecasted to approach $1 billion in annual worldwide sales.

About Binimetinib & Encorafenib
MEK and BRAF are key protein kinases in the MAPK signaling pathway (RAS-RAF-MEK-ERK). Research has shown this pathway regulates several key cellular activities including proliferation, differentiation, survival and angiogenesis. Inappropriate activation of proteins in this pathway has been shown to occur in many cancers, such as melanoma, colorectal and thyroid cancers. Binimetinib is a late-stage small molecule MEK inhibitor and encorafenib is a late-stage small molecule BRAF inhibitor, both of which target key enzymes in this pathway.

Binimetinib and encorafenib are being studied in clinical trials in advanced cancer patients, including the recently initiated Phase 3 BEACON CRC trial that will study encorafenib in combination with cetuximab with or without binimetinib in patients with BRAF V600E-mutant colorectal cancer. Array submitted a New Drug Application (NDA) for binimetinib in NRAS-mutant melanoma to the FDA at the end of June 2016. The FDA accepted the NDA with a target action date under the Prescription Drug User Fee Act (PDUFA) of June 30, 2017.

Array BioPharma retains exclusive rights to binimetinib and encorafenib in key markets including the U.S. and Japan.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Five registration studies are currently advancing related to three cancer drugs. These programs include binimetinib (MEK162), encorafenib (LGX818) and selumetinib (AstraZeneca). For more information on Array, please go to http://www.arraybiopharma.com/.

About Pierre-Fabre
Pierre Fabre is a French private pharmaceuticals and dermo-cosmetics company founded in 1962 by Mr. Pierre Fabre. Its turnover reached over 2.2 billion Euros in 2015, spread over 130 countries. The company is structured around two divisions: Pharmaceuticals (prescription drugs, consumer health care) and Dermo-cosmetics (including the Europe and Asia market-leader brand Eau Thermale Avène). Pierre Fabre employs some 13,000 people worldwide and owns subsidiaries in 43 countries. In 2015, the company allocated 16% of its pharmaceuticals sales to R&D with a focus on 4 therapeutic areas: oncology, dermatology, CNS and consumer health care.

Pierre Fabre Oncology, a business unit of the Pierre Fabre company, is supported by over 1,000 employees with a strong focus on European markets. In 2015, worldwide annual sales of Pierre Fabre Oncology products surpassed $200 million on the strength of the Oral Navelbine, Javlor and Busilvex brands.

Through the Group's controlling company Pierre Fabre Participations, Pierre Fabre is 86% owned by the Pierre Fabre Foundation, a recognized public-interest organization since 1999. Up to 8% of the remaining shares are held by the company's employees and the remaining balance is held as treasury stock.

To find out more about Pierre Fabre, please go to www.pierre-fabre.com

Array BioPharma Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the future development plans of binimetinib and encorafenib, and the timing of the announcement of further results of clinical trials for binimetinib and encorafenib; expectations regarding the timing of regulatory filings for binimetinib and encorafenib and regarding approval of binimetinib and encorafenib for BRAF-mutant melanoma; expectations that events will occur that will result in greater value for Array; and the potential for the results of current and further clinical trials to support regulatory approval or the marketing success of binimetinib and encorafenib. Specifically, there is no assurance that results from the COLUMBUS study, including Parts 1 and 2, will satisfy the requirements of regulatory authorities necessary to file an application for marketing approval, or that if such application is accepted, that it will be approved. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the determination by the FDA that results from clinical trials are not sufficient to support registration or marketing approval of binimetinib and encorafenib; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; and our ability to attract and retain experienced scientists and management. We are providing this information as of September 26, 2016. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACTS:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

Valerie Roucoules
Valerie.Roucoules@pierre-fabre.com

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